Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan	Form S-8 File No. 333-126325

(2)	J.B. Hunt Transport Services, Inc. Amended and Restated Employee Retirement Plan	Form S-8 File No. 333-103748

of our reports dated February 21, 2014, with respect to the consolidated financial statements and schedule of J.B. Hunt Transport Services, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of J.B. Hunt Transport Services, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of J.B. Hunt Transport Services, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Rogers, Arkansas

February 21, 2014